As filed with the Securities and Exchange Commission on June 4, 1997
                           Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
      --------------------------------------------------------------------
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
      --------------------------------------------------------------------
                                VTEL CORPORATION
             (Exact name of registrant as specified in its charter)


                               DELAWARE                         74-2415696
     (State or other jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                        Identification No.)

          108 WILD BASIN ROAD
             AUSTIN, TEXAS                                        78746
(Address of principal executive offices)                        (Zip Code)


      --------------------------------------------------------------------
                     VTEL CORPORATION 1996 STOCK OPTION PLAN
                            (Full title of the plan)
      --------------------------------------------------------------------

              RODNEY S. BOND                                  COPY TO:
         CHIEF FINANCIAL OFFICER                       L. STEVEN LESHIN, ESQ.
           108 WILD BASIN ROAD                          JENKENS & GILCHRIST,
           AUSTIN, TEXAS 78746                       A PROFESSIONAL CORPORATION
   (Name, address and telephone number              1445 ROSS AVENUE, SUITE 3200
including area code of agent for service)               DALLAS, TEXAS  75202

      --------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED                PROPOSED
                                                  AMOUNT                  MAXIMUM                MAXIMUM                AMOUNT OF
             TITLE OF CLASS OF                     TO BE                OFFERING PRICE           AGGREGATE             REGISTRATION
        SECURITIES TO BE REGISTERED            REGISTERED(1)           PER SHARE(2)(3)      OFFERING PRICE(2)(3)          FEE(3)
---------------------------------------  ------------------------  ---------------------- ------------------------  ----------------
Common Stock, $0.01 par value per share       2,700,000 Shares             $5.9375             $16,509,987.64           $5,448.30
=======================================  ========================  ====================== ========================  ================

         (1) The securities to be registered consist of 2,700,000 shares reserved for issuance under the VTEL Corporation 1996 Stock Option Plan (the "Plan"). In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement covers an indeterminate number of additional shares of the Corporation's Common Stock (the "Common Stock") issuable pursuant to the exercise of options and/or awards granted or to be granted under the Plan to prevent dilution which may result from any future stock splits, stock dividends or similar transactions affecting the Common Stock. These additional shares are also being registered by this Registration Statement.
         (2) Estimated solely for the purpose of calculating the registration fee.
         (3) Calculated pursuant to Rule 457(c) and (h). Accordingly, the price per share of the Common Stock offered hereunder pursuant to the Plan is based on
(i) 2,147,012 shares of Common Stock reserved for issuance under the Plan, but not subject to outstanding stock options, at a price per share of $5.9375, which is the average of the highest and lowest selling price per share of Common Stock on the NASDAQ National Market on May 30, 1997, and (ii) the following shares of Common Stock reserved for issuance under the Plan and subject to options already granted thereunder at the following exercise prices:


      NUMBER OF SHARES
      OF COMMON STOCK                                      EXERCISE PRICE
   RESERVED FOR ISSUANCE                                     PER SHARE
   ---------------------                                   --------------
           1,734                                               4.063
          10,000                                               4.532
          84,015                                               6.688
           9,880                                               8.125
         101,000                                               9.000
          11,250                                               9.063
          15,000                                               9.938
          14,789                                               4.094
           4,345                                               5.938
          50,975                                               5.688
         250,000                                               6.125





CORPDAL:52067.3 22768-00001

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*


                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The registrant hereby incorporates by reference in this registration statement the following documents previously filed by the registrant with the Securities and Exchange Commission (the "Commission"):

     (1) the registrant's Annual Report on Form 10-K filed with the Commission for the transition period ended July 31, 1996;

     (2) the registrant's Annual Report on Form 10-K/A filed with the Commission for the transition period ended July 31, 1996;

     (3) the registrant's Quarterly Reports on Form 10-Q for the quarters ended October 31, 1996, and January 31, 1997, filed with the Commission;

     (4) the registrant's Current Report on Form 8-K dated May 23, 1996, filed with the Commission;

     (5) the registrant's Current Report on Form 8-K dated July 10, 1996, filed with the Commission;

     (6) the registrant's Current Report on Form 8-K dated January 6, 1997, filed with the Commission; and

     (7) the description of the Common Stock of the registrant set forth in the Registration Statement on Form 8-A, filed with the Commission on March 31, 1992, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None.

--------
         *Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

CORPDAL:52067.3 22768-00001
                                                       II-1

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  The Fourth Amended and Restated Certificate of Incorporation of the registrant provides for indemnification as follows:

         "NINTH: The Corporation shall indemnify any person:

                  (a) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe his action was unlawful, or

                  (b) who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matters as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraphs
         (a) and (b) of this Article 9, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  Any  indemnification  under  subparagraphs (a) and (b) of this
         Article 9 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subparagraphs (a) and (b) of this Article 9. Such determination shall be made (i) by the Board of Directors by a majority vote of the quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

                  Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 9. Such expenses

CORPDAL:52067.3 22768-00001

         (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

                  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 9.

                  For   purposes  of  this   Article  9,   references   to  "the
         Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article 9 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  For purposes of this Article 9, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article 9.

                  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 9 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

ITEM 8.  EXHIBITS.

         (a)      Exhibits.

                           The  following  documents are filed as a part of this
registration statement.

         Exhibit           Description of Exhibit

         4.1*     VTEL Corporation 1996 Stock Option Plan

         4.2*     Form of Option Agreement

         5.1*     Opinion of Jenkens & Gilchrist, a Professional Corporation


CORPDAL:52067.3 22768-00001
                                                       II-3

         23.1*    Consent of Jenkens & Gilchrist, a Professional Corporation
                    (included in their opinion filed as Exhibit 5.1)

         23.2*    Consent of Price Waterhouse LLP.
--------------------

*        Filed herewith.


ITEM 9.  UNDERTAKINGS.

         A.       The undersigned registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned  registrant  hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



CORPDAL:52067.3 22768-00001
                                                       II-4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, Texas, on April 29, 1997.


                                           VTEL CORPORATION


                                      By:  /s/ F. H. (Dick) Moeller
                                         --------------------------
                                         F. H. (Dick) Moeller,
                                         Chief Executive Officer and Chairman
                                         of the Board of Directors


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints F.H. (Dick) Moeller and Rodney S. Bond and each of this, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the SEC, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     SIGNATURE                         CAPACITY                       DATE
     ---------                         --------                       ----

/s/ F.H. (Dick) Moeller  Chief Executive Officer and Chairman     April 29, 1997
-----------------------  of the Board of Directors (Principal
F.H. (Dick) Moeller      Executive Officer)

/s/ Rodney S. Bond       Chief Financial Officer, Vice President  April 29, 1997
-----------------------  - Finance, Treasurer and Secretary
Rodney S. Bond           (Principal Financial Officer and
                         Principal Accounting Officer)

/s/ John V. Jaggers      Director                                 April 30, 1997
-----------------------
John V. Jaggers

/s/ Eric L. Jones        Director                                  April 30,1997
-----------------------
Eric L. Jones

/s/ Gordon H. Matthews   Director                                    May 4, 1997
-----------------------
Gordon H. Matthews

Max D. Hopper            Director                                 April 30, 1997
-----------------------
Max D. Hopper


CORPDAL:52067.3 22768-00001

                                  EXHIBIT INDEX



                                                                      Sequential
   Exhibit                                                               Page
    Number              Document Description                            Number
   -------              --------------------                          ----------
     4.1        VTEL Corporation 1996 Stock Option Plan
     4.2        Form of Stock Option Agreement
     5.1        Opinion of Jenkens & Gilchrist, P.C.
     23.1       Consent of Jenkens & Gilchrist, P.C.
                    (included in their opinion filed as Exhibit 5.1)
     23.2       Consent of Price Waterhouse LLP


CORPDAL:52067.3 22768-00001